UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 20, 2003

SEROLOGICALS CORPORATION

(Exact name of Registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-26126	58-2142225

(Commission File Number)	(IRS Employer Identification No.)

5655 Spalding Drive, Norcross, Georgia

(Address of principal executive offices) (Zip Code)

(678) 728-2000

(Registrant’s telephone number, including area code)

Item 5. Other Events and Required FD Disclosure

     Serologicals Corporation, a Delaware corporation (“Serologicals”), is filing this current report on Form 8-K for the purpose of filing with the Securities and Exchange Commission its press release dated August 20, 2003 announcing the completion of its previously announced offering of $130 million aggregate principal amount of 4.75% Convertible Senior Subordinated Debentures due 2033, which amount includes the exercise of an option granted to the initial purchasers as previously announced. The Debentures are convertible into shares of Serologicals common stock based on an initial conversion rate of 67.6133 shares for each $1,000 principal amount of Debentures. This is equivalent to an initial conversion price of approximately $14.79 per share of common stock. The conversion rate is subject to adjustment. The Debentures will mature on August 15, 2033. Interest on the Debentures is payable at the rate of 4.75% per annum on February 15 and August 15 of each year, beginning on February 15, 2004. The Debentures are unsecured.

     The Debentures were offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The Debentures have not been registered under the Securities Act or any state securities laws. Unless so registered, the Debentures may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. A copy of the press release is attached hereto as Exhibit 99.1

     In connection with the offering, Serologicals entered into a Registration Rights Agreement with the Initial Purchasers of the Debentures, pursuant to which Serologicals agreed to file a registration statement on Form S-3 with respect to the Debentures and the shares of common stock issuable upon conversion of the Debentures.

     The indenture governing the Debentures is attached to this report as Exhibit 4.1. The Registration Rights Agreement related to the Debentures and the common stock issuable upon conversion of the Debentures is attached hereto as Exhibit 4.2.

Item 7. Financial Statements, Pro Forma Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of August 20, 2003, between Serologicals Corporation and The Bank of New York, as Trustee, for the 4.75% Convertible Senior Subordinated Debentures due 2033, including the form of 4.75% Convertible Senior Subordinated Debenture due 2033.
4.2	Registration Rights Agreement, made and entered into as of August 20, 2003, by and among Serologicals Corporation, Banc of America Securities LLC, J.P. Morgan Securities Inc. and UBS Securities LLC.
99.1	Press Release dated August 20, 2003

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Serologicals Corporation
(Registrant)

	By:	/s/ Harold W. Ingalls

	Name:	Harold W. Ingalls
	Title:	Vice President of Finance and Chief Financial Officer

Dated: August 21, 2003

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